Exhibit 16.1.2

Letter requested by Company to be furnished to the Commission by LBB & Associates Ltd., L.L.P.

January 16, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:            PSI Corporation
  Commission File Number 0000888702

We have read the statements that we understand PSI Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ LBB & Associates, Ltd., LLP
LBB & Associates Ltd., L.L.P.